Exhibit 3.3

BYLAWS

OF

MORPHIC HOLDING, INC.

Section 1       CERTIFICATE OF INCORPORATION AND BYLAWS

1.1          These bylaws are subject to the certificate of incorporation of the corporation of the corporation.  In these bylaws, references to the certificate of incorporation and bylaws mean the provisions of the certificate of incorporation and the bylaws as are from time to time in effect. Whenever these bylaws may conflict with the certificate of incorporation, such conflict shall be resolved in favor of the certificate of incorporation.

Section 2       OFFICES

2.1          Registered Office; Principal Place of Business.  The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The principal office and place of business of the corporation shall initially be 35 Gatehouse Drive A2, Waltham, Massachusetts 02451.  The corporation may locate its place of business at any other place or places as the board of directors may, from time to time, deem advisable.

2.2          Other Offices.  The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

2.3          Qualification in Other Jurisdictions.  The board of directors shall cause the corporation to be qualified or registered under applicable laws of any jurisdiction in which the corporation owns property or engages in activities and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including, without limitation, the appointment of agents for service of process in such jurisdictions, if such qualification or registration is necessary or desirable to permit the corporation to own property and engage in the corporation’s business in such jurisdictions.

Section 3       STOCKHOLDERS

3.1          Location of Meetings.  All meetings of the stockholders shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the board of directors, or if not so designated, at the registered office of the corporation.  Notwithstanding the foregoing, the board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law.  If so authorized, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.  Any adjourned session of any meeting shall be held at the place designated in the vote of adjournment.

3.2          Annual Meeting.  The annual meeting of stockholders shall be held at 10:00 a.m. on the second Wednesday in May in each year, unless that day be a legal holiday at the place where the meeting is to be held, in which case the meeting shall be held at the same hour on the next succeeding day not a legal holiday, or at such other date and time as shall be designated from time to time by the board of directors, at which they shall elect a board of directors and transact such other business as may be required by law or these bylaws or as may properly come before the meeting.

3.3          Special Meeting in Place of Annual Meeting.  If the election for directors shall not be held on the day designated by these bylaws, the directors shall cause the election to be held as soon thereafter as convenient, and to that end, if the annual meeting is omitted on the day herein provided therefor or if the election of directors shall not be held thereat, a special meeting of the stockholders may be held in place of such omitted meeting or election, and any business transacted or election held at such special meeting shall have the same effect as if transacted or held at the annual meeting, and in such case all references in these bylaws to the annual meeting of the stockholders, or to the annual election of directors, shall be deemed to refer to or include such special meeting.  Any such special meeting shall be called and the purposes thereof shall be specified in the call, as provided in Section 3.5.

3.4          Notice of Annual Meeting.  Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than three nor more than forty-five days before the date of the meeting.  Such notice may specify the business to be transacted and actions to be taken at such meeting.  No action shall be taken at such meeting unless such notice is given or unless waiver of such notice is given in accordance with Section 5.2 by each stockholder entitled to such notice to whom such notice was not given.

3.5          Other Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the certificate of incorporation, may be called by any member of the board of directors or at the request in writing of the holders of more than fifty percent of all capital stock of the corporation issued and outstanding and entitled to vote at such meeting.  Such request shall state the purpose or purposes of the proposed meeting and business to be transacted at any special meeting of the stockholders.

3.6          Notice of Special Meeting.  Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than three nor more than forty-five days before the date of the meeting, to each stockholder entitled to vote at such meeting.  No action shall be taken at such meeting unless such notice is given or unless waiver of such notice is given in accordance with Section 5.2 by each stockholder entitled to such notice to whom such notice was not given.

3.7          Stockholder List.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least three days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least three days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to examination of any stockholder during the entire meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

3.8          Quorum of Stockholders.  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, by the certificate of incorporation or by these bylaws.  Except as otherwise provided by law, no stockholder present at a meeting may withhold his shares from the quorum count by declaring his shares absent from the meeting.

3.9          Adjournment.  Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these bylaws, which time and place shall be announced at the meeting, by a majority of votes cast upon the question, whether or not a quorum is present, or, if no stockholder is present or represented by proxy, by any officer entitled to preside at or to act as secretary of such meeting.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

3.10        Proxy Representation.  Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting.  Every proxy must be signed by the stockholder or by his attorney-in-fact.  No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period.  Except as provided by law, a revocable proxy shall be deemed revoked if the stockholder is present at the meeting for which the proxy was given.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.  The authorization of a proxy may, but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

3.11        Inspectors.  The directors or the person presiding at the meeting may, but need not unless required by law, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.  The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

3.12        Action by Vote.  When a quorum is present at any meeting, whether the same be an original or an adjourned session, a plurality of the votes properly cast for election to any office shall elect to such office.  Any other action to be taken by the stockholders requires the vote of holders of more than fifty percent of all capital stock of the corporation issued and outstanding and entitled to vote at such meeting, except when a larger vote is required by law, by the certificate of incorporation or by these bylaws.  No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

3.13        Action Without Meetings.  Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Consent may be given by electronic transmission to the extent permitted by the Delaware General Corporation Law. Without limiting any method for delivery of consent given under this Section 3.13 that is permitted by the Delaware General Corporation Law, any consent given by electronic transmission shall be deemed to be delivered to the corporation by its delivery to (i) an officer, or (ii) an authorized agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded, whether or not such consent is reduced to paper form.

3.14        Organization.  Meetings of stockholders shall be presided over by the chairperson of the board of directors, if any, or in his absence by the president, or in his absence by a vice president, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the board.  The secretary shall act as secretary of the meeting, but in his absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.  The chairperson of the meeting shall announce at the meeting of stockholders the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote.

3.15        Conduct of Meetings.  The board of directors of the corporation may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the chairperson of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  Unless and to the extent determined by the board of directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 4       DIRECTORS

4.1          Number.  The number of directors which shall constitute the whole board shall not be less than one.  The first board shall consist of nine (9) directors.  Thereafter, the stockholders at the annual meeting shall determine the number of directors, and the number of directors may be increased or decreased at any time or from time to time by the stockholders or by the directors by vote of a majority of directors then in office, except that any such decrease by vote of the directors shall only be made to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors, provided that, in each case, any increase or decrease in the number of directors shall be subject to any additional consent or vote of the stockholders, or of the holders of any particular class or series of capital stock, required by the certificate of incorporation.  The directors shall be elected at the annual meeting of the stockholders, except as provided in the certificate of incorporation or these bylaws.  Directors need not be stockholders.

4.2          Tenure.  Except as otherwise provided by law, by the certificate of incorporation or by these bylaws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

4.3          Powers.  The business of the corporation shall be managed by or under the direction of the board of directors which shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these bylaws directed or required to be exercised or done by the stockholders.

4.4          Vacancies.  Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the stockholders at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action in writing thereon to take effect when such resignation or resignations shall become effective.  The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these bylaws as to the number of directors required for a quorum or for any vote or other actions.  This Section 4.4 shall be subject in all respects to the terms and conditions of that certain Voting Agreement, dated as of December 5, 2018, by and among the Company and certain of its stockholders, as the same may be amended or amended and restated from time to time (as so amended or restated, the “Voting Agreement”), and in the event of a conflict or inconsistency between this Section 4.4 and such Voting Agreement, the terms of the Voting Agreement shall prevail over this Section 4.4.

4.5          Committees.  The board of directors may, by vote of a majority of the whole board, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers and authority of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these bylaws they are prohibited from so delegating.  In the absence or disqualification of any member of such committee and his alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.  Except as the board of directors may otherwise determine, any committee may make, alter and repeal rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these bylaws for the conduct of business by the board of directors.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request.  Any such committee shall include at least one Series A Director (as defined in the certificate of incorporation) and at least one Series B Director (as defined in the certificate of incorporation) , provided that each Series B Director shall be entitled to such person’s discretion to be a member of any committee of the board of directors.

4.6          Regular Meeting.  Regular meetings of the board of directors may be held without call or notice at such place within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors.  A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of the stockholders.

4.7          Special Meetings.  Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the president, the chairman of the board of directors or by at least two of the directors, reasonable notice thereof being given to each director by the secretary or by the president or by any one of the directors calling the meeting.

4.8          Notice.  It shall be reasonable and sufficient notice to a director to send notice by telegram or telecopy or other form of electronic transmission at least twenty-four hours before the meeting, addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting, or by written notice mailed to his business or home address at least seventy-two hours before the meeting.  Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting by such director, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened.  Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

4.9          Quorum.  Except as may be otherwise provided by law, by the certificate of incorporation or by these bylaws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum.  A quorum shall not in any case be less than one-third of the total number of directors constituting the whole board.  Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

4.10        Action by Vote.  Except as may be otherwise provided by law, by the certificate of incorporation or by these bylaws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

4.11        Action Without a Meeting.  Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing (including by means of an authorized electronic, stamped or other facsimile signature, email message, or by electronic transmission), and such writing or writings and such electronic transmission or transmissions are filed with the records of the meetings of the board or of such committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.  Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

4.12        Participation in Meetings by Conference Telephone. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors or of any committee thereof may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Such participation shall constitute presence in person at such meeting.

4.13        Compensation.  Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix from time to time the compensation of directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and the performance of their responsibilities as directors and may be paid a fixed sum for attendance at each meeting of the board of directors and/or a stated salary as director.  No such payment shall preclude any director from serving the corporation or its parent or subsidiary corporations in any other capacity and receiving compensation therefor.  The board of directors may also allow compensation for members of special or standing committees for service on such committees.

4.14        Interested Directors and Officers.

(a)           No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1)           The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)           The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3)           The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

(b)           Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

4.15        Resignation or Removal of Directors.  Unless otherwise restricted by the certificate of incorporation or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the stock issued and outstanding and entitled to vote at an election of directors. Any director may resign at any time by delivering his resignation in writing to the president or the secretary or to a meeting of the board of directors.  Such resignation shall be effective upon receipt unless specified to be effective at some other time and without in either case the necessity of its being accepted unless the resignation shall so state.  No director resigning and no director removed shall have any right to receive compensation as such director for any period following his resignation or removal, except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

Section 5       NOTICES

5.1          Form of Notice.  Whenever, under the provisions of law, of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given three days after the time when the same shall be deposited in the United States mail.  Unless written notice by mail is required by law, written notice may also be given by telegram,  telecopy, commercial delivery service or similar means, addressed to such director or stockholder at his address as it appears on the records of the corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the corporation or the person sending such notice and not by the addressee.  Notice may also be given to any stockholder and to any director by any form of electronic transmission, to the same extent permitted by Section 232 of the Delaware General Corporation Law with respect to stockholders, and will be deemed given at the time provided therein.  Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given.

5.2          Waiver of Notice.  Whenever notice is required to be given under the provisions of law, the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders, directors or members of a committee of the directors need be specified in any written waiver of notice.

Section 6       OFFICERS AND AGENTS

6.1          Enumeration; Qualification.  The officers of the corporation shall be a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint including without limitation a chairperson of the board of directors and one or more vice presidents.  Any officer may be, but none need be, a director or stockholder.  Any two or more offices may be held by the same person.  Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

6.2          Powers.  Subject to law, to the certificate of incorporation and to the other provisions of these bylaws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

6.3          Election.  The board of directors at its first meeting after each annual meeting of stockholders shall choose a president, a secretary and a treasurer.  Other officers may be appointed by the board of directors at such meeting, at any other meeting or by written consent.  At any time or from time to time, the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

6.4          Tenure.  Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until his successor is elected and qualified unless a shorter period shall have been specified in terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified.  Each agent of the corporation shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

6.5          Chairperson of the Board of Directors.  The chairperson of the board of directors, if any, shall have such duties and powers as shall be designated from time to time by the board of directors.  References in these bylaws to a chairperson shall include references to persons designated by the board of directors with the title chairman, chairwoman or chair or any similar title.

6.6          President and Vice Presidents.  Unless a separate chief executive officer has been elected by the board of directors, the President shall be the chief executive officer of the corporation and shall, subject to the direction of the board of directors, have general supervision and control of the’s corporation’s business.  Unless otherwise provided by the Board of Directors, he or she shall preside, when present, at all meetings of the board of directors or stockholders. Any action taken by the President (or by any separately elected chief executive officer), and the signature of such officer on any agreement, contract, instrument or other document on behalf of the corporation shall, with respect to any third party, be sufficient to bind the corporation and shall conclusively evidence the authority of such officer and the corporation with respect thereto.

The president or treasurer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

Any vice presidents shall have such duties and powers as shall be designated from time to time by the board of directors or by the president.

6.7          Treasurer and Assistant Treasurers.  The treasurer shall be the chief financial officer of the corporation and shall, subject to the direction of the board of directors, have general charge of the financial affairs of the corporation and shall cause to be kept accurate books of account.  He shall have custody of all funds, securities, and valuable documents of the corporation, except as the board of directors or president may otherwise provide.

Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

6.8          Secretary and Assistant Secretaries.  The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all writings of, or related to, action by stockholder or director consent.  In the absence of the secretary from any meeting, an assistant secretary, or if there is none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.  Unless a transfer agent has been appointed, the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder.  The secretary shall have such other duties and powers as may from time to time be designated by the board of directors or the president.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

6.9          Resignation and Removal.  Any officer may resign at any time by delivering his resignation in writing to the president or the secretary or to a meeting of the board of directors.  Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in any case the necessity of its being accepted unless the resignation shall so state.  The board of directors may at any time remove any officer either with or without cause.  The board of directors may at any time terminate or modify the authority of any agent.  No officer resigning and no officer removed shall have any right to any compensation as such officer for any period following his resignation or removal, except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

6.10        Vacancies.  If the office of the president or the treasurer or the secretary becomes vacant, the directors may elect a successor.  If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that office may choose a successor.  Each such successor shall hold office for the unexpired term of his predecessor, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified.

Section 7       CAPITAL STOCK

7.1          Stock Certificates.  The shares of stock of the corporation shall be represented by certificates; provided that the board of directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in such form, which may include electronic form, as may be approved by the board of directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the corporation by any two authorized officers of the corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent, or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent, or registrar were still such at the date of its issue.

7.2          Lost Certificates.  The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 8       TRANSFER OF SHARES OF STOCK

8.1          Transfer on Books.  Subject to any restrictions with respect to the transfer of shares of stock, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require.  Except as may be otherwise required by law, by the certificate of incorporation or by these bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each stockholder to notify the corporation of his post office address.

Section 9       GENERAL PROVISIONS

9.1          Record Date.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than forty-five days nor less than three days before the date of such meeting, nor more than forty-five days prior to any other action to which such record date relates.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.  If no record date is fixed,

(a)           The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b)           The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed; and

(c)           The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating to such purpose.

9.2          Dividends.  Dividends upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting or by written consent, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

9.3          Payment of Dividends.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

9.4          Checks.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

9.5          Fiscal Year.  The fiscal year of the corporation shall begin on the first of January in each year and shall end on the last day of December next following, unless otherwise determined by the board of directors.

9.6          Seal.  The board of directors may, by resolution, adopt a corporate seal.  The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.  The seal may be altered from time to time by the board of directors.

Section 10     INDEMNIFICATION

10.1        Right to Indemnification. It being the intent of the corporation to provide maximum protection available under the law to its officers and directors, the corporation shall indemnify each Indemnified Person, to the fullest extent permissible under the Delaware General Corporation Law, as amended, against all expenses incurred by such Indemnified Persons in connection with any proceeding in which an Indemnified Person is involved as a result of serving in the capacity by reason of which such person is deemed to be an “Indemnified Person” pursuant to Subsection 10.07.  Subject to the foregoing limitation, such indemnification shall be provided by the corporation with respect to a proceeding in which it is claimed that the Indemnified Person received an improper personal benefit by reason of his or her position, regardless of whether the claim arises out of the Indemnified Person’s service in such capacity, except for matters as to which it is finally judicially determined that an improper personal benefit was received by the Indemnified Person.  Notwithstanding the other provisions of this Section 10, indemnification shall not be paid (or, if previously advanced, shall be repaid by the applicable Indemnified Person) with respect to any matter as to which an Indemnified Person shall have been determined by a court of competent jurisdiction in any action, suit or proceeding to which such Indemnified Person is a party, which determination has become final and is not subject to further appeal, rehearing or reconsideration, that the action or omission giving rise to such indemnification request was primarily attributable to such Indemnified Person’s bad faith, gross negligence or willful misconduct.

10.2        Indemnification of Appointing Stockholder.  If (i) an Indemnified Person is or was affiliated with one or more entities that has invested in the corporation (an “Appointing Stockholder”), (ii) the Appointing Stockholder is, or is threatened to be made, a party to or a participant in any action, suit or proceeding, and (iii) the Appointing Stockholder’s involvement in the action, suit or proceeding results from any claim based on the Indemnified Person’s service to the corporation as a director or other fiduciary of the corporation, or as a result of the Appointing Stockholder being (or being alleged to be) a controlling person of the corporation, the Appointing Stockholder will be entitled to indemnification hereunder for expenses incurred due to the action, suit or proceeding (the “Expenses”) to the same extent as the Indemnified Person, and the terms of this Section 10 as they relate to procedures for indemnification of the Indemnified Person and advancement of the Expenses shall apply to any such indemnification of the Appointing Stockholder.

10.3        Primary Indemnification.  Any Indemnified Person may have certain rights to indemnification, advancement of expenses or insurance available to such Indemnified Person pursuant to other agreements or arrangements with one or more third parties, including, without limitation, a stockholder or its affiliates (collectively, “Other Indemnitors”).  Nevertheless, the corporation shall be the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person are secondary) in connection with any claims or losses arising from any matter referred to in this Section 10 in which an Indemnified Person may be involved or threatened to be involved, as a party or otherwise, arising out of or incident to the business or operations of the corporation or any subsidiary.  The corporation shall advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all such losses to the extent legally permitted and required by the terms of these bylaws (or any other agreement between the corporation and an Indemnified Person), without regard to any rights an Indemnified Person may have against any Other Indemnitor.  The corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any claim against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect of any amount paid or advanced by the corporation pursuant to this provision.  No advancement or payment by any Other Indemnitor on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the corporation shall affect the corporation’s obligation as primary obligor and to the extent of such advancement or payment by any of the Other Indemnitors, the Other Indemnitors shall have a right of contribution and shall be subrogated to all of the rights of recovery of an Indemnified Person against the corporation.  The Other Indemnitors are express third party beneficiaries of the terms of this Section 10.  An Indemnified Person may notify the corporation in writing of the existence of any Other Indemnitor in respect of such Indemnified Person, provided that the failure of an Indemnified Person to so notify the corporation shall not adversely impact the rights of any Other Indemnitor under this Section 10.

10.4        Award of Indemnification.  The determination of whether the corporation is authorized to indemnify an Indemnified Person hereunder and any award of indemnification shall be made in each instance by (i) a majority of the directors who are not party to the proceedings in question or (ii) by Independent Counsel appointed by such directors or by a holders of a majority of voting power of the shares of capital stock then outstanding. The corporation shall be obliged to pay indemnification provided for by these bylaws and applied for by the Indemnified Persons unless there is an adverse determination within forty-five (45) days after the application.  If indemnification is denied by the corporation pursuant, the applicant may seek an independent determination of its right to indemnification by a court, and in such event, the corporation shall have the burden of proving that the applicant was ineligible for indemnification under this Section 10.  Notwithstanding the foregoing, in the case of a proceeding by or in the right of the corporation in which the Indemnified Person is finally adjudged liable to the corporation, indemnification hereunder shall be provided only upon a determination by a court having jurisdiction that in view of all the circumstances of the case, the Indemnified Person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

10.5        Successful Defense.  Notwithstanding any contrary provisions of this Section 10, to the extent that the Indemnified Person has been successful on the merits in the defense of any proceeding in which it was involved by reason of its position as an Indemnified Person or as a result of serving in such capacity (including termination of investigative or other proceedings without a finding of fault on the part of the Indemnified Person), the Indemnified Person shall be indemnified by the corporation against all expenses incurred by the Indemnified Person in connection therewith.

10.6        Advance Payments.  Except as limited by law, expenses incurred by the Indemnified Person in defending any proceeding, including a proceeding by or in the right of the corporation, shall be paid by the corporation to the Indemnified Person in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if the Indemnified Person is determined pursuant to this Section 10 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of the Indemnified Person to make repayment.

10.7        Definitions.  For purposes of this Section 10 only:

(a)           “expenses” means all expenses, including attorneys’ fees and disbursements, actually and reasonably incurred in defense of a proceeding or in seeking indemnification under this Section 10, and except for proceedings by or in the right of the corporation or alleging that the Indemnified Person received an improper personal benefit (unless it is judicially determined that the Indemnified Person satisfied the standard of conduct set forth above for indemnification), any judgments, awards, fines, penalties and reasonable amounts paid in settlement of a proceeding;

(b)           “Indemnified Person” includes (i) an individual serving as a director, or an Officer of the corporation or in a similar executive capacity appointed by the board of directors and exercising rights and duties delegated by the board of directors, (ii) an individual serving at the request of the corporation as a director, manager, officer, employee or other agent of another organization, including, without limitation, any subsidiary of the corporation, and (iii) any individual who formerly served in any of the foregoing capacities (with respect to matters relating to such services);

(c)           “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the corporation or the Indemnified Person in any matter material to either such party (other than with respect to matters concerning the Indemnified Person under this Section 10, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or the Indemnified Person in an action to determine the Indemnified Person’s rights under these bylaws; and

(d)           “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any claim which could be the subject of a proceeding.

10.8        Insurance.  The corporation shall have the power to purchase and maintain insurance on behalf of any director, officer, agent or employee against any liability or cost incurred by such person in any such capacity or arising out of its status as such, whether or not the corporation would have power to indemnify against such liability or cost.  No insurer of any such insurance maintained by the corporation shall be considered an Other Indemnitor for purposes of these bylaws.  The corporation shall obtain and maintain Directors and Officers liability insurance from insurers and in an amount satisfactory to the board of directors, including a majority of the Preferred Directors, including at least one Series B Director, if any Series B

Directors are then serving on the Board of Directors (in each case as defined in the certificate of incorporation), which shall not be less than $3 million, and on other terms and conditions satisfactory to the board of directors, and will use commercially reasonable efforts to cause such insurance policy to be maintained and to cover such risks as are adequate and customary for the corporation’s size and business, with financially sound and reputable insurance companies or associations, until such time as the board of directors determines that such insurance should be discontinued.

10.9        Successor Indemnification.  The indemnification provided by this Section 10 shall inure to the benefit of the heirs and personal representatives of the Indemnified Persons.  If the corporation or any of its successors or assignees consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the corporation assume the obligations of the corporation with respect to indemnification of the Indemnified Persons as in effect immediately before such transaction, whether such obligations are contained in these bylaws, or elsewhere, as the case may be.

10.10      Non-Exclusivity.  The provisions of this Section 10 shall not be construed to limit the power of the corporation to indemnify its or any subsidiary’s directors, members, stockholders, partners, officers, employees or agents to the full extent that would have been permitted by law, or to enter into specific agreements, commitments or arrangements for indemnification that would have been or are so permitted.  The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 10.

10.11      Amendment.  The provisions of this Section 10 may be amended or repealed in accordance with Section 11, subject to any applicable provision of the certificate of incorporation; provided, however, that no amendment or repeal of such provisions that adversely affects the rights of a director or Appointing Stockholder under this Section 10 with respect to his, her or its acts or omissions at any time prior to such amendment or repeal shall apply to the director or Appointing Stockholder without his, her or its consent.

Section 11     AMENDMENTS

11.1        These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors.  If the power to adopt, amend or repeal bylaws is conferred upon the board of directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.